Updated as of February 1, 2018

EXHIBIT A

to the

American Funds College Target Date Series

Amended and Restated Multiple Class Plan

Fund	Effective Date
American Funds College 2036 Fund	Commencement of Operations
American Funds College 2033 Fund	February 1, 2018
American Funds College 2030 Fund	February 1, 2018
American Funds College 2027 Fund	February 1, 2018
American Funds College 2024 Fund	February 1, 2018
American Funds College 2021 Fund	February 1, 2018
American Funds College 2018 Fund	February 1, 2018
American Funds College Enrollment Fund	February 1, 2018